Exhibit 99.1

LIONSGATE CHIEF EXECUTIVE OFFICER JON FELTHEIMER SIGNS NEW LONG-TERM AGREEMENT WITH COMPANY
SANTA MONICA, CA and VANCOUVER, BC, October 13, 2016-- Lionsgate (NYSE: LGF) Chief Executive Officer Jon Feltheimer has signed a new long-term agreement extending his tenure until May 2023, effective immediately, the Company announced today.
During Mr. Feltheimer's 16 years as CEO, Lionsgate has grown into a global content leader with a feature film slate averaging nearly $2 billion annually at the worldwide box office, a television business encompassing nearly 80 series on 40 networks and a library that handles more than 16,000 motion picture and television titles. The Company is also building a suite of streaming channels and is an innovator in creating and delivering content to online platforms around the world.
Lionsgate has complemented its organic growth during the past year with a majority investment in leading reality producer Pilgrim Media Group, a strategic partnership with Discovery Communications and Liberty Global and a majority investment in Primal Media in the UK. In June 2016, Lionsgate announced the $4.4 billion acquisition of Starz as part of the continued growth and evolution of its content platform, effectively doubling the scale of the Company under Mr. Feltheimer’s recent leadership.
"We are pleased to extend Jon's tenure as CEO until 2023, providing Lionsgate with great continuity as he and Michael Burns continue to lead the Company’s evolution into a vertically integrated global content platform that unlocks strategic opportunities for our business and creates long-term value for shareholders," said Lionsgate Chairman of the Board Dr. Mark Rachesky.
"We were early believers in the value of premium content in today’s ecosystem, and we believe that the Company continues to take the right steps to move closer to consumers, adapt to market developments and capitalize on opportunities in a fast-changing environment, “ Dr. Rachesky continued.
ABOUT LIONSGATE
Lionsgate is a premier next generation global content leader with a diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, international distribution and sales, branded channel platforms, interactive ventures and games, and location-based entertainment.  The Company has nearly 80 television shows on 40 different networks spanning its primetime production, distribution and syndication businesses.  These include the ground-breaking hit series Orange is the New Black, the fan favorite drama series Nashville, the syndication success The Wendy Williams Show, the hit drama The Royals, the Golden Globe-nominated dramedy Casual and the breakout success Greenleaf.
The Company's feature film business spans eight labels and includes the blockbuster Hunger Games franchise, the Now You See Me and John Wick series, Nerve, CBS Films/Lionsgate's Hell or High Water, Sicario, Roadside Attractions' Love & Mercy and Mr. Holmes, Codeblack Films' Addicted and breakout concert film Kevin Hart: Let Me Explain and Pantelion Films' Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.
Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates.  Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as a foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world. www.lionsgate.com
For further information, please contact:
Peter D. Wilkes
310.255.3726
pwilkes@lionsgate.com
The matters discussed in this press release include forward-looking statements.  Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the risk factors as set forth in Lionsgate's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the "SEC") on August 4, 2016, which risk factors are incorporated herein by reference.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.